Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Share Purchase Plan and the Fourth Amended and Restated Key Employee Stock Option/Issuance Plan of DragonWave Inc. of our report dated April 17, 2009 (except for note 20, which is as of August 25, 2009), with respect to the consolidated financial statements of DragonWave Inc. included in its Form F-10 filed with the Securities and Exchange Commission on October 14, 2009.

Ottawa, Canada,	/s/ Ernst & Young LLP
Chartered Accountants	Chartered Accountants
February 24, 2010.	Licensed Public Accountants